Exhibit 5.1
Writer’s Direct Dial: (212) 225-2106
E-Mail: dmclaughlin@cgsh.com
February 24, 2012
Nationstar Mortgage Holdings Inc.
350 Highland Drive
Lewisville, Texas 75067
Ladies and Gentlemen:
               We have acted as counsel to Nationstar Mortgage Holdings Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-1 (No. 333-174246) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the sale by the Company of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) (together, with additional shares of the Common Stock to be issued and sold by the Company upon the exercise of the underwriters’ option to purchase additional shares, the “Company Securities”).
               In arriving at the opinion expressed below, we have reviewed the following documents:
     (a) the Registration Statement;
     (b) the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and
     (c) the form of underwriting agreement by and among the Company, the Initial Stockholder and the several underwriters named in Schedule A thereto, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

Nationstar Mortgage Holdings Inc., p. 2
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
               In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
               Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Company Securities have been duly authorized by all necessary corporate action of the Company and, upon (i) due action of the pricing committee of the Board of Directors of the Company and (ii) the due issuance of the Company Securities against payment therefor in the manner described in the Underwriting Agreement, will be validly issued by the Company and fully paid and nonassessable.
               The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

Nationstar Mortgage Holdings Inc., p. 3
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By /s/ Duane McLaughlin
Duane McLaughlin, a Partner